Exhibit 10.4

PROMISSORY NOTE

$200,000.00 (U.S.)	Texas October 12th, 2010

FOR VALUE RECEIVED, this 12th, day of October, 2010 (“Effective Date”) the undersigned, Minerco Resources, Inc., a Nevada Corporation (“Borrower”), 16225 Park Ten Place, Suite 500 Houston, Texas 77084, hereby promises to pay to the order of Mainland International, Inc.,having its principal place of business at 7 New Road, Belize City, Belize, Central America, it’s successors and/or assigns (“Lender”), the principal sum of TWO HUNDRED THOUSAND DOLLARS AND ZERO CENTS ($200,000.00), together with interest thereon (the “Debt”), at a rate equal to the Stated Interest Rate specified below, in accordance with the following terms and conditions:

1.  Reason for Debt.  Borrower has incurred this debt, for the agreed period of time as defined in Section 3 herein, as a result of Lender’s continued financial support to cover on going short-term working capital needs and operational expenses which have been previously paid for by Lender on behalf of and for the benefit of Borrower prior to the effective date of this Promissory Note.
2. Stated Interest Rate. The principal sum outstanding hereunder ($200,000.00) shall bear a single, simple fixed interest at a rate of Zero per cent (0%) for the Term as defined in Section 3 of this Promissory Note (the “Stated Interest Rate”)

3. Term. The Debt shall be due and payable on demand.

4. Interest payments. Interest shall become due and payable at the time of repayment of the debt referred to herein.

5. Prepayments. Payments of principal hereof may be made at any time by Borrower, or from time to time, in whole or in part, without penalty.

6. Events of Default; Acceleration. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder, and upon such Event of Default, the entire principal balance outstanding hereunder, together with all accrued interest, and any other amounts due hereunder, at the election of Lender shall become immediately due and payable upon the occurrence of any of the following events:

(a) Nonpayment of principal and accrued interest within ten (10) days after the expiration of the Term, as defined in Section 3 herein, shall become due and payable hereunder;

(b) The failure of Borrower to comply with any provision of this Note;

(c) The making by the Borrower of an assignment for the benefit of other creditors; or

      (d) The filing of a bankruptcy petition by the Borrower, or the filing of an involuntary bankruptcy petition or receivership relating to the Borrower.

7. Waivers; Remedies Cumulative Borrower waives presentment, demand and notice. The parties acknowledge and agree that the rights and remedies of the parties to this Note are cumulative and not alternative. The parties also agree that neither any failure nor any delay by any party in exercising any right, power or privilege under this Note will operate as a waiver of any such right, power or privilege, and no single or partial exercise of any such right power or privilege shall preclude any other or further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

8. Costs of Collection. Borrower agrees to pay all costs of collection, including Lender’s reasonable attorney’s fees and costs of collection.

9. Place of Payment. All payments hereunder shall be made to such address as may from time to time be designated in writing Lender or in person to Lender.

10. No Waiver by Lender. No delay or failure of Lender in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude further exercise thereof.

11. Choice of Law; Venue; Jurisdiction; Attorneys’ Fees. The parties acknowledge and agree that this Agreement has been made in Texas, and that it shall be governed by, construed, and enforced in  accordance with the laws of the State of Texas, without reference to its conflicts of laws principles.  The parties also acknowledge and agree that any action or proceeding arising out of or relating to this Agreement or the enforcement thereof shall be brought in the Harris County Superior Court, and each of the parties irrevocably submits to the exclusive jurisdiction of that Court in any such action or proceeding, waives any objection the party may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such action or proceeding shall be heard and determined only in that Court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the enforcement hereof in any other court.  The parties also acknowledge and agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or convenience of forum, or to personal or subject matter jurisdiction.  The parties also acknowledge and agree that any action or proceeding referred to above may be served on any party anywhere in the world without any objection thereto.  The parties also acknowledge and agree that the prevailing party in any such action or proceeding shall be awarded the party’s reasonable attorneys’ fees and costs (including, but not limited to, costs of court).

12. Amendment. No amendment, modification, change, waiver, release or discharge hereof and hereunder shall be effective unless evidenced by an instrument in writing and signed by the party against whom enforcement is sought.

13. Entire Agreement. The parties acknowledge and agree that this instrument constitutes and contains the entire agreement between the parties concerning the subject matter and contents of this Note; that no promise, inducement or agreement not herein expressed has been made; and that this instrument supersedes all prior negotiations, proposed agreement, or understandings, if any, between the parties concerning any of the provisions or contents of this Note.

14. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Note.

15. Severability. If any provision hereof is invalid or unenforceable, the other provisions hereof shall remain in full force and effect and shall not be strictly construed against the drafter of this Note.

16. Binding Nature. The provisions of this Note shall be binding upon Borrower and the personal representatives, heirs, successors or assigns of Borrower, and shall inure to the benefit of Lender and any subsequent holder of all or any portion of this Note, and their respective heirs, successors or assigns.

17. Fair Meaning. The parties acknowledge and agree that the wording of this Note shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties to this Note, including the party responsible for drafting this Note.

18. Counterparts. The parties acknowledge and agree that this Note may be executed in one or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and that all such counterparts taken together shall be deemed an original of this Note. The parties also agree that delivery of an executed counterpart of this signature to this Note by telecopy/facsimile shall be effective as delivery of a manually executed counterpart of this Note.

19. Assignment. This Note and the rights and obligations hereunder shall be assignable by Lender without the prior consent of Borrower.

IN WITNESS WHEREOF, the parties have executed this note as of the date first set forth at the top of page 1 of this Note.

Borrower:
Minerco Resources, Inc., a Nevada Corporation

By:      V. SCOTT VANIS
V. Scott Vanis
Its:      Chief Executive Officer

Lender: Mainland International, Inc.

By: MICHAEL MARTINEZ
Michael Martinez
Its:      President